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EXHIBIT 21

Subsidiaries of

Franklin Financial Services Corporation

Farmers and Merchants Trust Company of Chambersburg—Direct
(Pennsylvania)

Franklin Financial Properties Corp.—Direct
(Pennsylvania)

Franklin Future Fund Inc.—Direct
(Pennsylvania)

Franklin Realty Services Corporation—Indirect
(Pennsylvania)

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  EXHIBIT 21